Exhibit 99.1

                               [BEAR STEARNS LOGO]

                         [ECC CAPITAL CORPORATION LOGO]


Media Contacts:

Roque A. Santi                    Elizabeth Ventura           Renu Aldrich
ECC Capital                       Bear Stearns                Bear Stearns
(949) 856-7611                    (212) 272-9251              (212) 272-2097
rsanti@encorecredit.com           eventura@bear.com           raldrich@bear.com
-----------------------           -----------------           -----------------

For immediate release

         BEAR STEARNS TO ACQUIRE ECC CAPITAL'S MORTGAGE ORIGINATION UNIT Acquisition Is Next Step in Bear Stearns' Strategy of Vertical Integration in
                                Mortgage Business

NEW YORK, NY - October 10, 2006 - The Bear Stearns Companies Inc. (NYSE: BSC) has agreed to acquire ECC Capital Corporation's (NYSE: ECR) mortgage banking platform, the two companies announced today.

      Under the agreement, Bear Stearns' mortgage bank subsidiary, Bear Stearns Residential Mortgage Corporation, will purchase the subprime mortgage origination platform of ECC Capital's subsidiary, Encore Credit Corp. Encore Credit, specializing in subprime mortgage origination, will operate as a separate division of Bear Stearns Residential Mortgage Corporation.

      "The acquisition of ECC Capital's origination unit will give Bear Stearns a substantial stake in the subprime lending business," said Jeff Verschleiser, a senior managing director in the mortgage department at Bear Stearns. "We continue to diversify our product mix to give independent mortgage brokers additional options through Bear Stearns Residential Mortgage Corporation. With our advanced technology, sophisticated risk management systems and capital

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markets expertise, we are well positioned to continue to broaden our already formidable mortgage franchise."

      Shabi Asghar, ECC Capital's President and Co-CEO, said, "As part of the Bear Stearns team, the Encore Credit sales force can now expect to have access to more competitive loan pricing, to have a broader product menu and to be integrated into Bear Stearns' state-of-the-art production platform technology, which will provide our brokers with greater efficiency and service. Our origination business seems to be a natural fit with Bear Stearns' expansion in the subprime market." Mr. Asghar will be President and CEO of the business unit after the transaction closes.

      As part of the acquisition, Bear Stearns will take over Encore Credit's operating centers in Irvine, Cal., Downers Grove, Ill. and Glen Allen, Va. Bear Stearns will also acquire selected portfolios of whole loans. Encore Credit will leverage the benefits of Bear Stearns Residential Mortgage Corporation's existing technology, legal and compliance infrastructure. Bear Stearns Residential Mortgage Corporation expects to employ most of the personnel of Encore.

      This acquisition is the latest addition to Bear Stearns' market-leading mortgage franchise. Bear Stearns Residential Mortgage Corporation began operations in April 2005 to provide mortgage brokers with an easy, streamlined solution for financing home loans. With an innovative technology platform called BearDirect.net, it now lends some $600 million per month in primarily Alt-A loans. Coupled with Encore Credit's mostly subprime mortgage origination, the combined platform will generate over $1 billion in loans per month.

      "Bear Stearns has been buying loans from ECC Capital for over three years and the performance of its loans has been favorable compared with other originators in the marketplace," Mr. Verschleiser said. "Encore has a very strong sales organization, and as part of Bear Stearns Residential Mortage Corporation we will be able to expand Encore Credit's product mix and improve its pricing and funding costs."

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      Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors, LLC served as ECC Capital's co-financial advisors, and Latham & Watkins LLP served as ECC Capital's legal advisor. Stifel, Nicolaus & Co., Inc. issued a fairness opinion and Venable LLP acted as legal advisor to the special committee of the board of directors.

About The Bear Stearns Companies Inc.

      Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm. With approximately $61.9 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, securities research, private client services, derivatives, foreign exchange and metals, and futures sales and trading, asset management and custody services. Headquartered in New York City, the company has approximately 13,000 employees worldwide. For additional information about Bear Stearns, please visit the firm's website at www.bearstearns.com.

About ECC Capital Corporation

      ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans. Through its subsidiaries, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on "nonconforming" borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital's principal business objective is to generate net income for distribution to its stockholders from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets. For additional information about ECC Capital Corporation, please visit their website at www.ecccapital.com.

Forward-Looking Statements

      Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect Bear Stearns' future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management" in the company's 2005 Annual Report to Stockholders and similar sections of the company's quarterly reports on Form 10-Q which have been filed with the Securities and

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Exchange Commission. For a discussion of the risks and uncertainties that may affect ECC Capital's future results, please see ECC Capital's Annual Report on Form 10-K for the year ended December 31, 2005.